EXHIBIT 4 TO SCHEDULE 13D

                         ASSIGNMENT OF WARRANT

     This ASSIGNMENT OF WARRANT is entered into as of this 15th day of April, 1996 by and between Carolina First Corporation ("Assignor") and Blue Ridge Finance Company, Inc. ("Assignee").

                         W I T N E S S E T H :

     WHEREAS Assignor is the record holder of that certain Warrant dated as of November 8, 1995, granted to Assignor by Affinity Technology Group, Inc. ("Affinity") as such Warrant has been amended by Amendment No. 1 to Warrant dated as of December 28, 1995 (the Warrant, as amended, being hereinafter referred to as the "Warrant");

     WHEREAS the Warrant currently represents the right to purchase 55,390 shares of Affinity Common Stock;

     WHEREAS Assignor wishes to assign and convey the Warrant to Assignee; and

     WHEREAS the Assignee is willing to accept such assignment and conveyance;

     NOW, THEREFORE, Assignor hereby assigns, conveys and sells all of its right title and interest in and to the Warrant to Assignee.

     IN WITNESS WHEREOF, the parties have executed this Assignment of Warrant as of the date first written above.


                           CAROLINA FIRST CORPORATION

                           /s/
                           William S. Hummers III, Executive Vice President


                           BLUE RIDGE FINANCE COMPANY, INC.

                           /s/
                           Mack I. Whittle, Jr., Chief Executive Officer


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